Exhibit 10.4

[Pursuant to Item 601(b)(10) of Regulation S-K, certain confidential portions of this exhibit have been omitted by means of marking such portions with brackets (“[***]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.]

October 14, 2020

Evofem Biosciences, Inc.
12400 High Bluff Drive
Suite 600
San Diego, California 92130
Re:    Global Health Agreement
Ladies and Gentlemen:
This global health agreement (“Global Health Agreement”) is entered into by and among Evofem Biosciences, Inc., a Delaware corporation (the “Company”), Adjuvant Global Health Technology Fund, L.P. and Adjuvant Global Health Technology Fund DE, L.P. (together with Adjuvant Global Health Technology Fund, L.P. and their transferees, successors, and assigns, “Adjuvant”) in connection with the commitment by Adjuvant to purchase up to $25,000,000 aggregate principal amount of Convertible Promissory Notes of the Company (the “Notes”), convertible into shares of common stock, par value $0.0001 per share (“Common Stock”), of the Company (the “Investment”). The Notes will be issued pursuant to the terms and condition of that certain Securities Purchase Agreement of even date herewith (the “Purchase Agreement”) (such date, the “Closing Date”). Adjuvant is making the Investment in conjunction with the terms of this Global Health Agreement, the Purchase Agreement, that certain Registration Rights Agreement, and that certain Convertible Promissory Note, each such documents as amended from time to time (collectively, including this Global Health Agreement, the “Investment Documents”).
1.Background
(a)    The Company is a Delaware corporation committed to developing and commercializing innovative products to address unmet needs in women’s sexual and reproductive health. The Company exists to advance the lives of women by developing innovative solutions, such as hormone-free, woman-controlled contraception and protection from certain sexually transmitted infections (“STIs”). The Company’s first commercial product, Phexxi™ (lactic acid, citric acid and potassium bitartrate), is a vaginal pH modulator approved in the United States. The Company is also advancing EVO100 into Phase 3 clinical trials for the prevention of urogenital transmission of both Chlamydia trachomatis infection (chlamydia) and Neisseria gonorrhoeae infection (gonorrhea) in women.
(b)    Adjuvant is an investment fund that was formed for the purpose of accelerating the development of affordable vaccines, therapeutics, diagnostics, medical devices, and other technologies to reduce the burden of disease in developing countries in furtherance of its mission to help marginalized people lead more healthy, productive lives. Adjuvant has determined that the Investment will offer significant potential to improve global health in Low-Income Economies and Lower-Middle Income Economies (as defined by the World Bank Group’s lending group classifications1, “LMICs”) in accordance with Adjuvant’s charitable purpose.

[1] World Bank Country and Lending Groups (https://datahelpdesk.worldbank.org/knowledgebase/articles/906519)

(c)    Adjuvant’s investors include one or more private foundations that made investments in Adjuvant in the form of program-related investments (“PRIs”) under Section 4944(c) of the Internal Revenue Code of 1986, as amended (the “Code”). As part of the PRI requirements in connection with such investments, Adjuvant is required to include certain terms and conditions in the governing documents of its investments. Such terms and conditions are set forth in the Investment Documents.
2.    PRI Requirements
In consideration of Adjuvant making the Investment on the terms and conditions stated in the Investment Documents, and for other good and valuable consideration, the undersigned hereby irrevocably agree to the program-related investment requirements (“PRI Requirements”) as follows:
(a)    Purposes and Use of Funds
(i)    The charitable purpose of the Investment is to ensure that safe, effective, high-quality contraceptives and STI-prevention products are made available for use in public health programs and by private purchasers in LMICs (the “Global Health Objective”). The Company agrees to make the products listed below (the “Global Access Products”) accessible to women in LMICs, to the extent such access can be achieved on terms that are commercially viable for the Company:
(1)    Phexxi for the prevention of pregnancy; and
(2)    EVO100 for the prevention of chlamydia and gonorrhea, if approved.
(ii)    The proceeds from the Investment will be used by the Company in the following manner:
(1)    [***] for clinical development of EVO100 for the prevention of sexually transmitted infections;
(2)    [***] for Phexxi cost of goods reduction efforts, including the transfer of manufacturing operations to ex-U.S. contract manufacturing organizations; and
(3)    [***] for LMIC regulatory and market entry activities.
Any unused proceeds from the Investment will be reallocated by the JSC (as defined below).
(iii)    The Company acknowledges and understands that the purpose of Adjuvant making the Investment is to advance the Global Heath Objective.
(b)    Global Access Commitments
(i)    The Company shall take the following steps in order to advance the Global Health Objective (the “Global Access Commitments”):

(1)    establish a joint steering committee (the “JSC”), within 90 days of the Closing Date, comprised of up to [***] relevant global health experts (as mutually agreed between Adjuvant and the Company), up to [***] senior Company employees, and up to [***] Adjuvant team members to advise on the clinical development, [***];
(2)    pursue the necessary international and local product registrations (e.g., WHO PQ, CE mark, TFDA2 registration) for the Global Access Products in Target LMICs, in order to submit [***] registration dossiers for the Global Access Products [***] in Target LMICs;
(3)    make the Global Access Products available [***];
(4)    create a [***]; and
(5)    commit to [***].
(ii)     The Global Access Commitments will remain in effect for ten (10) years following the Closing Date (the “Global Access Term”). The Global Access Commitments shall remain in place upon a change of control of the Company, provided, however, that the potential acquirer (the “Acquirer”) shall be granted the following rights with respect to the Global Access Commitments:
(1)    the right to [***];
(2)    the right to [***];
(3)    the right to[***]; and
(4)    the right to [***].
(c)    [***]. In the event that the Company (or a third-party designee) is in material breach of the Global Access Commitments in respect of a Global Access Product [***].
(d)    Intentionally Omitted.
(a)    Required Reporting
(i)    In addition to any and all reports required to be delivered to Adjuvant under the Investment Documents, the Company shall furnish, or cause to be furnished, to Adjuvant (by way of its investment adviser, Adjuvant Capital, L.P.) and, if requested, to the Bill and Melinda Gates Foundation (the “Foundation”) or any PRI investor of Adjuvant, the following reports and certifications (the “PRI Reports”), to the extent such information is then publicly available, for as long as Adjuvant is a shareholder in the Company (such period, the “Reporting Period”):

[2] Tanzania Food & Drug Administration (illustrative)

(1)    within 5 days after the filing of the Company’s annual report on Form 10-K per applicable Securities and Exchange Commission (“SEC”) rules and regulations for each fiscal year of the Company, a report, signed by an officer of the Company, (a) certifying that the requirements of the Investment, as set forth in the Investment Documents, were met during the immediately preceding year, (b) describing the use of the proceeds of the Investment during such period, and (c) evaluating the Company’s progress toward achieving the purposes of the Investment and the activities and the use of the funds towards such purposes; and
(2)    within 5 days after the filing of the Company’s annual report on Form 10-K per applicable SEC rules and regulations for each fiscal year of the Company during which Adjuvant owns all or a portion of the Investment, the Company shall furnish, or cause to be furnished, full and complete financial reports related to the Investment of the type ordinarily required by the Company’s commercial and public investors under similar circumstances, including but not limited to the use of Adjuvant’s funds.
(ii)    The Company shall also provide Adjuvant with any other information about the use of funds, activities, operations, and financial condition of the Company as may be reasonably requested by Adjuvant, the Foundation or any other PRI investor of Adjuvant and as may be necessary to discharge any expenditure responsibility, within the meaning of Sections 4945(d)(4) and 4945(h) of the Code, including, but not limited to, the information required to satisfy the applicable PRI reporting requirements.
(iii)    Within 60 days after the expiration of the Reporting Period, a final report, signed by an officer of the Company, (a) certifying that the requirements of the Investment, as set forth in the Investment Documents, were met during the term of the Investment, (b) describing the material activities of the Company with respect to the Investment and generally the use of proceeds made during the entire period in which the Investment was outstanding, and (c) evaluating the progress toward achieving the purposes of the Investment.
(a)    Maintenance of Charitable Objectives; Events of Non-Compliance. The Company shall utilize the proceeds of the Investment solely for the purposes set forth in the Investment Documents and, in particular, to advance the objectives described in Section 2 of this Global Health Agreement and in particular in a manner consistent with the terms and provisions of this Global Health Agreement. If the Company fails to operate in accordance with such purposes or has failed to comply with the provisions of this Global Health Agreement, including the requirements regarding the use of the proceeds of the Investment (an “Event of Non-Compliance”), it shall notify Adjuvant in writing within 30 days of the occurrence of such Event of Non-Compliance and shall describe the steps the Company shall take to rectify the situation within a reasonable period of time of at least 30 days following the date of the notification. Notwithstanding the foregoing sentence, if Adjuvant believes an Event of Non-Compliance has occurred, it shall notify the Company in writing of such Event of Non-Compliance. Such notification shall clearly specify the basis for Adjuvant’s determination and request that the Company rectify the specified Event of Non-Compliance within at least 30 days following the date of the notification.

(b)    Discontinuation of Financing; Repayment. If the Company fails to cure an Event of Non-Compliance within the applicable time period, Adjuvant shall not pay any further funds to the Company pursuant to the Investment Documents. If the Company fails to cure an Event of Non-Compliance within the applicable time period, the Company shall repay to Adjuvant the portion of the Investment that was used for the purpose(s) constituting such Event of Non-Compliance, to the extent legally permitted.
(c)    Prohibited Uses. The Company shall not expend any proceeds of the Investment to carry on propaganda or otherwise to attempt to influence legislation (within the meaning of Section 4945(d)(1) of the Code), to influence the outcome of any specific public election or to carry on, directly or indirectly, any voter registration drive (within the meaning of Section 4945(d)(2) of the Code, or to make any grant that does not comply with the requirements of Section 4945(d)(3) or (4) of the Code. Adjuvant and the Company agree that the proceeds of the Investment are not earmarked to be used for any activity, appearance or communication prohibited hereunder. Adjuvant and the Company further agree that no agreement or understanding exists between them whereby Adjuvant may cause the selection of any individual or organization as a recipient of payments made from the proceeds of the Investment. The parties understand that the Investment is not intended to benefit, and will not benefit, any person having a personal or private interest in Adjuvant.
(d)    Transfer. In the event of any transfer of the Notes and/or Common Stock, Adjuvant may, upon the prior approval of the Company, which shall not be unreasonably withheld, assign to any such transferee also the rights set forth in this Global Health Agreement. The Company shall have no right to transfer or assign its obligations under this Global Health Agreement without the prior written consent of Adjuvant, which shall not be unreasonably withheld, provided, however that the Company may transfer or assign its obligations under this Global Health Agreement, without Adjuvant’s consent, to any purchaser of all or substantially all of the Company’s assets, or to any successor by way of merger, consolidation or similar transaction, provided that such purchaser agrees to be bound by the terms of this Global Health Agreement, subject to the rights granted to an Acquirer with respect to the Global Access Commitments as set forth in Sections 2(b)(ii)(1)-(4) of this Global Health Agreement. Notwithstanding the foregoing or anything in this Global Health Agreement to the contrary, Adjuvant may not assign the rights set forth in Section 4 of this Global Health Agreement.
(e)    Public Reports. Subject to the Company’s consent, which shall not be unreasonably withheld, Adjuvant may include information about the Company in its periodic public reports to the extent such information is not considered confidential under the terms of the Investment Documents.
(f)    Access to Records. The Company shall maintain books and records adequate to support the information in the PRI Reports and to provide the information ordinarily required by commercial investors under similar circumstances, and the Company shall make such books and records available to Adjuvant at reasonable times and under reasonable circumstances for inspection by Adjuvant. Such books and records shall be maintained and made available to Adjuvant as long as Adjuvant is a shareholder in the Company and for six years after Adjuvant ceases to be a shareholder in the Company. The Company shall meet with Adjuvant and any of its investors or representatives at the sole expense of Adjuvant or such investor, at mutually convenient times at the reasonable request of Adjuvant or the investor, subject to any applicable confidentiality restrictions, inter alia to the extent reasonably necessary to monitor compliance with the terms of the Investment and the Environmental, Social and Governance Policies and Practices and Exclusion List, as set forth on Exhibit 1, and the covenants for AML/CFT/UN Security Council Resolutions & Sanctionable Practices, as set forth on Exhibit 2. Notwithstanding anything to the contrary in this Section 2(k), upon five (5) business day’s prior notice (provided no notice is required if an Event of Default, as defined in the Purchase Agreement, has occurred and is continuing), the Purchaser or its agents shall have the right to audit and copy the Company’s books and records during the Company’s regular business hours but solely to the extent necessary to verify compliance with this Global Health Agreement.
(g)    Promotion of Terrorist Activities. In compliance with the provisions of the USA Patriot Act of 2001, Pub. L. No. 107-56, 115 Stat. 272, as amended, and U.S. Executive Order 13224, the Company represents that it will not promote or support terrorist activities and that it will not provide any proceeds of the Investment to any entity or individual that promotes or engages in such activities.
(h)    Environmental, Social and Governance Requirements. The Company acknowledges the environmental, social and governance requirements of Adjuvant set forth on Exhibit 1 and agrees to observe the referenced International Finance Corporation (“IFC”) performance standards.
(i)    Anti-Corruption Requirements. The Company shall comply with the anti-corruption requirements set forth on Exhibit 2.
(j)    Requirement to Provide to Adjuvant. Any reports, access or other information to which Adjuvant is entitled under the terms of this Global Health Agreement shall, upon request, be provided to Adjuvant’s managing member or investment adviser, or any other designees or representatives of Adjuvant.
1.    Confidential Information. Adjuvant acknowledges and agrees that all non-public information Adjuvant receives from the Company is private and confidential (“Confidential Information”). Confidential Information includes, but is not limited to, non-public business, operational or financial results and projections, product development initiatives, trade secrets, business methods or processes, expansion plans and revenue and expense information; non-public information disclosed pursuant to this Global Health Agreement; and information which a reasonable person should know is confidential. Adjuvant agrees that it will not, directly or indirectly, disclose any Confidential Information to any third party, or use any Confidential Information for any purpose other than to evaluate the terms of the Investment, except with Company’s prior written (which shall include communications by email) consent. With respect to Confidential Information, Adjuvant shall ensure that all Adjuvant employees or contractors (“Adjuvant Personnel”) performing work in connection with the Investment and/or this Global Health Agreement agree to and comply with terms of confidentiality agreements no less restrictive than the those set forth in this Global Health Agreement. Adjuvant shall be responsible for any breaches of confidentiality or security by any Adjuvant Personnel. In addition to the foregoing limitations and obligations, Adjuvant agrees to not disclose Confidential Information to any individuals, including any Adjuvant

Personnel, for which disclosure is not reasonably necessary to assist in furtherance of the purposes of this Global Health Agreement and/or evaluating the terms of the Investment. Adjuvant shall notify Company in writing of any loss or unauthorized or inadvertent use or disclosure of or access to the Confidential Information as promptly as practicable following Adjuvant’s discovery of such loss, use, disclosure or access and shall promptly take measures to minimize the effect of such loss, use, disclosure or access and to prevent its recurrence. As between Adjuvant and the Company, Confidential Information shall at all times belong solely and exclusively to Company.
(a)    Exceptions. Notwithstanding anything in this Global Health Agreement to the contrary, the Confidential Information shall not include any information that (i) is or becomes generally known to the public other than as a result of a disclosure in breach by Adjuvant of this Global Health Agreement; (ii) is lawfully in the possession of Adjuvant or Adjuvant Personnel prior to its receipt from Company; (iii) is received by Adjuvant from a third party who has the right to make such disclosure and is not under a confidentiality obligation to Company with respect to the information and which third party rightfully, to Adjuvant’s knowledge, acquired such information; or (iv) has been or is independently developed by Adjuvant or Adjuvant Personnel without reference to the Confidential Information, the Global Health Agreement or the Investment.
(b)    Mandatory Disclosure. Notwithstanding anything to the contrary herein, Adjuvant may disclose Confidential Information of Company if disclosure is requested or required by any legal, governmental or regulatory agency, authority or process or by any subpoena, summons, order or other judicial process, but, to the extent permissible under applicable law, only after giving advance written notice to Company to reasonably allow for an opportunity for Company at its sole expense to secure an appropriate protective order or other measure limiting disclosure. Adjuvant, to the extent practicable and permissible under applicable law, shall cooperate with Company, at Company’s sole cost and expense, in Company’s reasonable, lawful efforts to resist, limit or delay disclosure. Disclosure of any of the Confidential Information under the circumstances described in the preceding sentence shall not be deemed to render such Confidential Information as non-confidential and Adjuvant’s obligations with respect to such Confidential Information shall not be changed or lessened by virtue of any such disclosure.
(c)    Return of Information. Adjuvant shall, to the extent practicable and permissible under applicable law and in accordance with Adjuvant’s document retention policies, at any time upon written demand by Company, promptly return to Company or destroy (at Adjuvant’s sole discretion) any and all Confidential Information together with any copies or reproductions thereof. Any Confidential Information retained by Adjuvant following a written demand from the Company to return Confidential Information shall continue to be governed by the restrictions and protections of this Global Health Agreement.
(d)    Certain Remedies. Adjuvant recognizes, acknowledges and agrees that any breach by Adjuvant, Adjuvant Personnel or any approved subcontractor of any of the provisions contained in this Global Health Agreement may cause Company immediate, material and irreparable injury and damage, and there may be no adequate remedy at law for such breach. Accordingly, in the event of a breach of any of the provisions of this Global Health Agreement by Adjuvant, in addition to any other remedies it may have at law or in equity, all of the rights and remedies of Company being cumulative, Company shall be entitled immediately to seek enforcement of this Global Health Agreement in a court of competent jurisdiction by means of a decree of specific performance, an injunction and any other form of equitable relief. This provision is not a waiver of any other rights or remedies which Company may have under this Global Health Agreement, including the right to recover money damages.
2.    Observer Right. So long as the Purchasers own at least 50% of the Notes issued on the Closing Date pursuant to the Purchase Agreement (or an equivalent number of shares of underlying Common Stock issuable upon conversion thereof), then the Company shall invite a representative of the Purchasers to attend all meetings of the Board in a non-voting observer (the “Observer”) capacity and, in this respect, shall give such representative copies of all notices, minutes, consents and other materials that it provides to the Board; provided, however, that such representative shall agree to hold in confidence and trust with respect to all information so provided (in a manner consistent with the confidentiality obligations of a director of a Delaware corporation) and shall execute the Company’s standard observer rights letter.
3.    Miscellaneous
(a)    Entire Agreement; Modification. The terms and conditions set forth in this Global Health Agreement are in addition to the provisions stated in any other documents executed between Adjuvant and the Company and the terms and conditions of this Global Health Agreement shall – with regard to the PRI Requirements set forth in Section 2 of this Global Health Agreement, including the Global Access Commitments – prevail over any discrepancies with provisions in any such other document, including without limitation the Investment Documents. All references to Sections shall be deemed to refer to sections of this Global Health Agreement unless otherwise specifically stated herein. No change, modification or waiver of any term or condition of this Global Health Agreement shall be valid unless it is in writing, it is signed by the party to be bound, and it expressly refers to this Global Health Agreement.
(b)    Authority; Governing Law; Jurisdiction. Each of the signatories below covenants, represents and warrants that it has all power and authority necessary to enter into this Global Health Agreement, that its execution of this Global Health Agreement has been duly authorized by all necessary action and that, on execution, it will be fully binding and enforceable in accordance with its terms, and that no other consents or approvals of any other person or third parties are required or necessary for this Global Health Agreement to be so binding. This Global Health Agreement shall be governed by the laws of the State of Delaware without regard to its conflict of law provisions. Each party irrevocably agrees, as far as legally permissible, that the state and federal courts of Delaware shall have exclusive jurisdiction to hear and determine any suit action or proceedings and to settle any disputes which may arise out of or in connection with this agreement and, for such purposes, irrevocably submits to the jurisdiction of such court.
(c)    Counterparts. This Global Health Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall be deemed to be and constitute one and the same instrument.
[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused to be executed this Global Health Agreement effective as of October 14, 2020.

ADJUVANT GLOBAL HEALTH TECHNOLOGY FUND, L.P. By: Adjuvant Capital GP, L.P., its General Partner By: Adjuvant Capital Management, LLC, its General Partner

By:	/s/ Jenny Yip
Name:	Jenny Yip
Title:	Co-President

ADJUVANT GLOBAL HEALTH TECHNOLOGY FUND DE, L.P. By: Adjuvant Capital GP, L.P., its General Partner By: Adjuvant Capital Management, LLC, its General Partner

By:	/s/ Jenny Yip
Name:	Jenny Yip
Title:	Co-President

Evofem Biosciences, Inc.

By:	/s/ Justin J. File
Name:	Justin J. File
Title:	Chief Financial Officer

EXHIBIT 1
Adjuvant Investee ES&G Requirements

1.	In connection with any proposed investment:

i.
Before any investment, Adjuvant will review and investigate information available in the public domain regarding any adverse impact on local communities or the environment or adverse environmental or social performance associated with the financed project(s) and use that information provisionally to designate the proposed investment a Category A, Category B or a Category C Client/Activity (as defined below). In addition, Adjuvant will perform an ES&G due diligence including a review of regulatory and applicable legal environmental and governance compliance and compliance with the IFC Performance Standards on Environmental and Social Sustainability (Effective January 1, 2012) of the proposed investee. Due diligence findings will be documented in an Environmental, Social and Governance due diligence report (“ES&G Due Diligence Report”). In the event that there are any items that require corrective action, a corrective action plan will be provided to the Company. Based on this due diligence, the initial categorization shall be either confirmed or revised to reflect the nature of the proposed investment.

ii.
In connection with any capital call (or other application of Adjuvant capital) for the proposed investment, Adjuvant will confirm (a) the categorization of the operations of the Company (whether proposed or existing), (b) the rationale for such categorization, and (c) that Adjuvant has applied the ES&G Management System in accordance with the ES&G Requirements with respect to the proposed investment.

iii.
In addition, upon request by any member of the Limited Partner Advisory Committee, Adjuvant shall promptly (but in any event within two business days of such request, and prior to making the relevant investment), provide copies of the ES&G Due Diligence Report, and/or any proposed corrective action plan, prepared in connection with the proposed investment.

iv.
Adjuvant will only make an investment in a company (including a new or follow-on investment in an existing portfolio company) if: (i) any identified adverse impact or performance has been resolved in accordance with the ES&G Requirements and these ES&G provisions; or (ii) the company has agreed on a corrective action plan to so resolve the identified adverse impacts or performance within a reasonable timeline (including appropriate conditions precedent for the proposed investment), and the investment documentation includes appropriate remedies if the proposed Industry Partner fails to implement that plan.

2.	Definitions.

“Applicable ES&G Law”
All applicable statutes, laws, ordinances, rules and regulations including, but not limited to, any license, permit or other governmental authorisation imposing liability or setting standards of conduct concerning any environmental, social, labour, health and safety or security risks of the type contemplated by the Performance Standards.,

“Authority”	Any national, supranational, regional or local government or governmental, administrative, fiscal, judicial, or government-owned body, department, commission, authority, tribunal, agency or entity.
“Category A Activity”	Any activity of an Industry Partner which is likely to have significant adverse environmental or social risks and/or impacts that are diverse, irreversible or unprecedented.
“Category A Client”	An Industry Partner that carries or intends to carry out a Category A Activity.
“Category B Activity”	adverse environmental or social risks and/or impacts that are few in number, generally site-specific, largely reversible and readily addressed through mitigation measures.
“Category B Client”	An Industry Partner that carries or intends to carry out a Category B Activity.
“Category C Activity”	Any activity of an Industry Partner which is likely to have minimal or no adverse environmental or social risks and/or impacts.
“Category C Client”	An Industry Partner that carries or intends to carry out a Category C Activity.
“ES&G Due Diligence Report”	The environmental social and governance due diligence report prepared by the Investment Manager in connection with a proposed Investment by the Company.
“ES&G Performance Report”
A written report prepared by the Investment Manager evaluating the social and environmental performance of the Company and the portfolio companies for the previous fiscal year, describing in reasonable detail (i) implementation and operation of the ES&G Management System, (ii) the environmental and social performance of the portfolio companies, and (iii) as applicable, compliance by portfolio companies with any applicable portfolio company action plans.

“ES&G Requirements”
The social and environmental obligations to be undertaken by the portfolio companies to ensure compliance with: (i) the Exclusion List; (ii) Applicable ES&G Laws; (iii) the Performance Standards, and (iv) any other requirements established by the ES&G Management System.

“Exclusion List”	The list of prohibited activities set forth below.
“Performance Standards”	IFC’s Performance Standards On Social & Environmental Sustainability, dated January 1, 2012.

3.	Adjuvant Exclusion List.
Adjuvant will apply the following exclusions:

•
Production or trade in any product or activity deemed illegal under host country laws or regulations or international conventions and agreements, or subject to international bans, such as pharmaceuticals, pesticides/herbicides, ozone depleting substances, PCB’s, wildlife or products regulated under CITES.

•	Production or trade in weapons and munitions.

•	Production or trade in alcoholic beverages (excluding beer and wine).

•	Production or trade in tobacco.

•	Gambling, casinos and equivalent enterprises.

•
Production or trade in radioactive materials. This does not apply to the purchase of medical equipment, quality control (measurement) equipment and any equipment where IFC considers the radioactive source to be trivial and/or adequately shielded.

•	Production or trade in unbonded asbestos fibers. This does not apply to purchase and use of bonded asbestos cement sheeting where the asbestos content is less than 20%.

•	Drift net fishing in the marine environment using nets in excess of 2.5 km. in length.

•	Production or activities involving harmful or exploitative forms of forced labor / harmful child labor.

•	Commercial logging operations for use in primary tropical moist forest.

•	Production or trade in wood or other forestry products other than from sustainably managed forests.

•	Production, trade in or use of prostitution.

•	Production, trade in or use of pornography.

EXHIBIT 2
IFC Anti-Corruption Guidelines

Compliance with United Nations Security Council Resolutions. Adjuvant shall ensure that the Company maintains and complies with internal policies and controls for the purpose of ensuring that the Company will not enter into any transaction (i) with, or for the benefit of, any of the persons or entities named on lists from time to time promulgated by or (ii) related to any activity from time to time prohibited by the United Nations Security Council or its committees pursuant to any resolution issued under Chapter VII of the United Nations Charter.

Sanctionable Practices. The Company shall not engage in (nor authorize or permit any of their affiliates or any other person acting on their behalf to engage in), any Sanctionable Practice defined as any Corrupt Practice, Fraudulent Practice, Coercive Practice, Collusive Practice, or Obstructive Practice, as those terms are defined in and interpreted in accordance with the IFC Anti-Corruption Definitions attached hereto as Exhibit A;

Policy Reporting Requirements. The Company commits that, should it become aware of any violation of the Policy Undertakings described in this Exhibit, it shall promptly notify Adjuvant.

Furthermore, the Company agrees that should IFC notify Adjuvant of its concern that there has been a violation of the Policy Undertakings described in this Exhibit, the Company shall cooperate in good faith with Adjuvant and IFC and its representatives in determining whether such a violation has occurred, and shall respond promptly and in reasonable detail to any notice from IFC, and shall furnish documentary support for such response upon IFC's request.

Investment Guidelines on Policy Requirements. The Company shall not make or hold any investments in any entity that (A) is sanctioned pursuant to United Nations Security Council resolutions issued under Chapter VII of the United Nations Charter; or (B) is on the World Bank Listing of Ineligible Firms (see www.worldbank.org/debarr or any successor website or location).

Divestment of Investments Violating Investment Guideline on Policy Requirements. If Adjuvant becomes aware that the Company is in breach of the Policy Requirements defined under the investment, Adjuvant may be required to use reasonable efforts to dispose of the Investment on commercially reasonable terms, taking into account liquidity, market constraints and fiduciary responsibilities.

Definitions.

“AML/CFT” means anti-money laundering and combating the financing of terrorism;

“Policy Undertakings” means the undertakings contained in paragraphs 37(a) (AML/CFT), 37(b) (Compliance with United Nations Security Council Resolutions), 37(c) (Sanctionable Practices),

37(d) (Policy Reporting Requirements), Section 37(h) (Policy Restrictions on Transfers of Interest by Members) and 37(i) (Investment Guidelines on Policy Undertakings) hereof;
“World Bank Listing of Ineligible Firms” means the list, as updated from time to time, of persons or entities ineligible to be awarded a World Bank Group-financed contract or otherwise sanctioned by the World Bank Group Sanctions Board for the periods indicated on the list because they were found to have violated the fraud and corruption provisions of the World Bank Group anticorruption guidelines and policies. The list may be found at http://www.worldbank.org/debarr or any successor website.

EXHIBIT A
IFC ANTI-CORRUPTION DEFINITIONS
The purpose of this Exhibit A is to clarify the meaning of the terms “Corrupt Practices”, “Fraudulent Practices”, “Coercive Practices”, “Collusive Practices” and “Obstructive Practices” in the context of IFC operations.

1.    Corrupt Practices
A “Corrupt Practice” is the offering, giving, receiving or soliciting, directly or indirectly, of anything of value to influence improperly the actions of another party.

Interpretation

a)
Corrupt Practices are understood as kickbacks and bribery. The conduct in question must involve the use of improper means (such as bribery) to violate or derogate a duty owed by the recipient in order for the payor to obtain an undue advantage or to avoid an obligation. Antitrust, securities and other violations of law that are not of this nature are excluded from the definition of Corrupt Practices.

b)
It is acknowledged that foreign investment agreements, concessions and other types of contracts commonly require investors to make contributions for bona fide social development purposes or to provide funding for infrastructure unrelated to the project. Similarly, investors are often required or expected to make contributions to bona fide local charities. These practices are not viewed as Corrupt Practices for purposes of these definitions, so long as they are permitted under local law and fully disclosed in the payor's books and records. Similarly, an investor will not be held liable for corrupt or fraudulent practices committed by entities that administer bona fide social development funds or charitable contributions.

c)
In the context of conduct between private parties, the offering, giving, receiving or soliciting of corporate hospitality and gifts that are customary by internationally-accepted industry standards shall not constitute corrupt practices unless the action violates applicable law.

d)
Payment by private sector persons of the reasonable travel and entertainment expenses of public officials that are consistent with existing practice under relevant law and international conventions will not be viewed as Corrupt Practices.

e)
The World Bank Group does not condone facilitation payments. For the purposes of implementation, the interpretation of “Corrupt Practices” relating to facilitation payments will take into account relevant law and international conventions pertaining to corruption.

2.    Fraudulent Practices
A “Fraudulent Practice” is any action or omission, including misrepresentation, that knowingly or recklessly misleads, or attempts to mislead, a party to obtain a financial or other benefit or to avoid an obligation.

Interpretation

a)
An action, omission, or misrepresentation will be regarded as made recklessly if it is made with reckless indifference as to whether it is true or false. Mere inaccuracy in such information, committed through simple negligence, is not enough to constitute a “Fraudulent Practice” for purposes of this agreement.

b)
Fraudulent Practices are intended to cover actions or omissions that are directed to or against a World Bank Group entity. It also covers Fraudulent Practices directed to or against a World Bank Group member country in connection with the award or implementation of a government contract or concession in a project financed by the World Bank Group. Frauds on other third parties are not condoned but are not specifically sanctioned in IFC, Multilateral Insurance Guarantee Agency (“MIGA”), or Partial Risk Guarantee (“PRG”) operations. Similarly, other illegal behavior is not condoned, but will not be considered as a Fraudulent Practice for purposes of this agreement.

3.    Coercive Practices
A “Coercive Practice” is impairing or harming, or threatening to impair or harm, directly or indirectly, any party or the property of the party to influence improperly the actions of a party.

Interpretation

a)
Coercive Practices are actions undertaken for the purpose of bid rigging or in connection with public procurement or government contracting or in furtherance of a Corrupt Practice or a Fraudulent Practice.

b)
Coercive Practices are threatened or actual illegal actions such as personal injury or abduction, damage to property, or injury to legally recognizable interests, in order to obtain an undue advantage or to avoid an obligation. It is not intended to cover hard bargaining, the exercise of legal or contractual remedies or litigation.

4.    Collusive Practices
A “Collusive Practice” is an arrangement between two or more parties designed to achieve an improper purpose, including to influence improperly the actions of another party.

Interpretation
Collusive Practices are actions undertaken for the purpose of bid rigging or in connection with public procurement or government contracting or in furtherance of a Corrupt Practice or a Fraudulent Practice.

5.    Obstructive Practices
An “Obstructive Practice” is (i) deliberately destroying, falsifying, altering or concealing of evidence material to the investigation or making of false statements to investigators, in order to materially impede a World Bank Group investigation into allegations of a corrupt, fraudulent, coercive or collusive practice, and/or threatening, harassing or intimidating any party to prevent it from disclosing its knowledge of matters relevant to the investigation or from pursuing the investigation, or (ii) acts intended to materially impede the exercise of IFC’s access to contractually required information in connection with a World Bank Group investigation into allegations of a corrupt, fraudulent, coercive or collusive practice.

Interpretation
Any action legally or otherwise properly taken by a party to maintain or preserve its regulatory, legal or constitutional rights such as the attorney-client privilege, regardless of whether such action had the effect of impeding an investigation, does not constitute an Obstructive Practice.

General Interpretation
A person should not be liable for actions taken by unrelated third parties unless the first party participated in the prohibited act in question.